Exhibit 99.1

INAMED "Innovation and Medicine"                       INAMED CORPORATION
                                                       700 Ward Drive
                                                       Santa Barbara, CA  93111
                                                       (805) 692-5400 Telephone
                                                       (805) 692-5441 Facsimile

COMPANY CONTACTS:           Richard G. Babbitt
                            (805) 692-5400

                            Ilan K. Reich
                            (212) 626-6800

              INAMED CORPORATION REPORTS THAT 30-DAY APPEAL PERIOD
                 ON BREAST IMPLANT LITIGATION SETTLEMENT HAS RUN

March 4,  1999--Santa  Barbara,  California--INAMED  Corporation  (OTC  Bulletin
Board: IMDC) reported that yesterday was the expiration date of the statutory 30-day period for filing appeals of the recent mandatory class settlement of the Company's breast implant litigation. No notices of appeal were filed with the Federal District Court within that period.

Under the terms of the settlement agreement, the Company will now be required by June 2, 1999 to fund the $25.5 million promissory note which was previously issued to the court-supervised escrow agent on behalf of the plaintiff class. The Company has the ability to meet that funding obligation from a combination of both cash on hand and the approximately $14 million of proceeds to be received upon the exercise of its $7.50 warrants. Those warrants were issued in July 1997 in contemplation of this event and are now callable by the Company. The Company reserves the right to explore utilizing other equity and/or debt financing sources in the public or private markets in order to meet its funding obligation under the settlement agreement and to repay or refinance its existing senior debt.

An additional $3 million of funding will be needed by June 2, 1999 to purchase the approximately 426,000 shares of common stock which were issued last year to the court-supervised escrow agent as part of the consideration for the settlement. Those funds will be provided directly by the Company's senior noteholders. The Company had assigned its right to purchase that stock to its senior noteholders in April 1998, at the time the settlement agreement was signed.

Richard G. Babbitt, the Company's chairman and chief executive officer,  stated:
"Today marks the beginning of the final chapter in concluding the settlement agreement. We expect to meet our financing obligations in a timely and complete manner. The allocation of the $32 million of cash that will be contained in the INAMED settlement fund will be determined by the court in proceedings to be held after INAMED has met its obligations."

INAMED is a global surgical and medical device company engaged in the development, manufacturing and marketing of medical devices for the plastic and reconstructive, bariatric and general surgery markets.

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